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                                                                EXHIBIT 2.1

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                            ASSET PURCHASE AGREEMENT

                 DATED AS OF THE 10th DAY OF September, 1997

                                  BY AND AMONG

                          MEDICAL MANAGER MIDWEST, INC.


                      PROFESSIONAL MANAGEMENT SYSTEMS, INC.
                                       AND

                          THE STOCKHOLDERS NAMED HEREIN

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                               PURCHASE AGREEMENT


         This Purchase Agreement (this "Agreement") is entered into as of September 10, 1997, among Medical Manager Midwest, Inc., an Indiana corporation ("Medical Manager"); Professional Management Systems, Inc., an Illinois corporation (the "Company"); and Richard Mehrlich, a resident of the State of California, who is the majority shareholder of the Company (individually referred to as the "Shareholder"). All of the shareholders of the Company are collectively referred to herein as the "Shareholders". Certain other capitalized terms used herein are defined in Article XI and throughout this Agreement.

                                    RECITALS

         The Company owns and operates a Medical Manager Dealership (the "Business"). The parties desire to combine the Business with Medical Manager's business operations on the terms and subject to the conditions set forth in this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                              PURCHASE AND SALE OF
                         ASSETS; PURCHASE PRICE; CLOSING

         1.1 PURCHASED ASSETS. The Company agrees to and will at Closing (as defined in Section 1.9), sell, convey, transfer, assign and deliver to Medical Manager, on the terms and subject to the conditions set forth in this Agreement, all of its assets, properties and business of every kind and description, whether real, personal or mixed, tangible or intangible, wherever located (except those assets of the Company which are specifically excluded as provided in Section 1.2 hereof) as shall exist on the Closing Date (as defined in Section 1.9), whether or not appearing on the Current Balance Sheet (as defined in
Section 3.9) (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

                  (a) all machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures located at or on any parcel of the Leased Premises (as defined in Section 3.14(b));

                  (b) all inventories of the Company;

                  (c) all receivables of the Company, including without limitation, all trade accounts receivable, notes receivable and receivables from manufacturers, insurance


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         companies, service contract providers and any other vendors or suppliers of the Company;

                  (d) all of the interest of and the rights and benefits accruing to the Company as lessee under the leases covering the Leased Premises and any leases covering machinery, equipment, tools, furniture and fixtures and other tangible assets;

                  (e) all of the interests, rights and benefits accruing to the Company under any franchise contracts, sales orders, sales contracts, supply contracts, service agreements, purchase orders and purchase commitments made by the Company in the ordinary course of business, all other agreements to which the Company is a party or by which it is bound and all choses in action, causes of action and other rights of every kind of the Company;

                  (f) all operating data and records of the Company, including without limitation, customer lists and records, financial, accounting and credit records, computer data, correspondence, budgets and other similar documents and records;

                  (g) all of the proprietary rights of the Company, including without limitation all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, licenses and permits and other intangible property and rights relating to the products or business of the Company;

                  (h) all right, title and interest of the Company in and to the corporate and trade names and all of the other intangibles of the Company;

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary set forth in Section 1.1, the Purchased Assets shall exclude the following assets of the
Company: (i) the Purchase Price (as defined in Section 1.4) and other rights of the Company under this Agreement; (ii) the shares of capital stock of the Company which are owned and held by the Company as treasury shares; (iii) the corporate minute books and stock records of the Company; (iv) all cash and cash equivalents of the Company and (v) that certain note receivable payable to the Company from Dalvin O. Schneider in the amount of $30,000.

         1.3 ASSIGNMENT OF CONTRACTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Medical Manager thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of the Company thereunder so


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that Medical Manager would not in fact receive all such rights, the Company shall cooperate with Medical Manager to the extent necessary to provide for Medical Manager the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order, purchase commitment or other right or benefit, including enforcement for the benefit of Medical Manager of any and all rights of the Company against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

         1.4 PURCHASE PRICE. As consideration for the Purchased Assets, Medical Manager agrees, on the terms and subject to the conditions and limitations set forth herein, to pay the company at Closing (as defined in Section 1.9) an aggregate amount equal to One Million Four Hundred Ninety-Five Thousand Dollars and no/100 ($1,495,000.00) (the "Purchase Price"). Medical Manager will pay Two Hundred Ninety-Five Thousand Dollars and no/100 ($295,000.00) in cash and will issue to the Company a number of shares (rounded to the nearest whole share) of common stock, par value $ .01 per share, of Medical Manager Corporation (the "Medical Manager Common Stock") equal to the number of shares determined by dividing (a) One Million Two Hundred Thousand Dollars and 00/00 ($1,200,000.00) by (b) the average closing sale price of a share of Medical Manager Common Stock as quoted on the NASDAQ Stock Market ("NASDAQ") for the five consecutive trading days which precede the third trading day which is immediately prior to the Closing Date, as reported (absent manifest error in the printing thereof) by the Wall Street Journal (Eastern Edition) (the "Average Closing Sale Price"). No fractional shares of Medical Manager Common Stock will be issued.

         1.5 ASSUMED LIABILITIES. Medical Manager agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully required all of the obligations, duties and liabilities of the Company set forth on the Current Balance Sheet (as defined in Section 3.9) and all of the obligations, duties and liabilities of the Company incurred after the date of the Current Balance Sheet until the Closing Date in the ordinary course of business consistent with past practice (the "Assumed Liabilities").

         1.6 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, the parties expressly agree that Medical Manager shall not assume or otherwise become liable for any other obligation or liability of the Company, including, with limitation, the following:

                  (a) any liability or obligation of the Company or any other Person, absolute or contingent, known or unknown, not expressly agreed to be assumed pursuant to the provisions of Section 1.6;

                  (b) any liability or obligation of the Company arising under this Agreement;

                  (c) any liability or obligation of the Company with respect to, or arising out of, any employee benefit plan or any other plans or arrangements for the benefit of any employees of the Company;


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                  (d) any liability or obligation of the Company to any of the
         Shareholders (including but not limited to that certain payable due Dalvin O. Schneider in the amount of $200,000 and that certain payable due the Shareholder in the amount of $99,000) or to any party claiming to have a right to acquire any shares of capital stock or other securities convertible into or exchangeable for any shares of capital stock of the Company;

                  (e) any liability or obligation of the Company or Shareholders for Taxes, whether arising out of this transaction or otherwise;

                  (f) any liability or obligation (i) with respect to the Leased Premises or any other Contract, in the event Medical Manager does not receive consents to the assignment of the Company's rights with respect to such Contract or Leased Premises, or (ii) with respect to the Leased Premises located at 248 W. River Drive, to the extent that the rent payable on such lease exceeds fair market value based upon a survey of comparable premises; and

                  (g) accrued payroll and related obligations of the Company, whether or not appearing on the Current Balance Sheet.

         1.7 NO EXPANSION OF THIRD-PARTY RIGHTS. The assumption by Medical Manager of the Assumed Liabilities, the transfer thereof by the Company, and the limitations of such transfer shall in no way expand the rights or remedies of any third party against Medical Manager or the Company as compared to the rights and remedies which such third party would have had against the Company had Medical Manager not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Medical Manager of the Assumed Liabilities shall not create any Third-Party beneficiary rights.

         1.8 TAX RETURNS. Following the Closing Date, the Company and Medical Manager agree that they will cooperate in providing information for the preparation and filing of all federal, state and local income tax returns on behalf of the Company or Medical Manager.

         1.9 TIME AND PLACE OF THE CLOSING. Subject to and after the fulfillment or waiver of the conditions set forth in Articles VI and VII of this Agreement, the closing of the sale of the Purchased Assets shall take place at the offices of Medical Manager Corporation, 3001 N Rocky Point Drive East, Tampa, Florida 33607, on a date selected by Medical Manager within five (5) days following the fulfillment or waiver of such conditions, or such other date, time and place as the parties may mutually agree. Throughout this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."



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         1.10 PROCEDURE AT THE CLOSING. At the Closing, the parties agree that the following shall occur:

                  (a) The Company shall have satisfied each of the conditions set forth in Article VI and shall deliver to Medical Manager the documents, certificates, opinions, consents and letters required by
         Article VI.

                  (b) Medical Manager shall have satisfied each of the conditions set forth in Article VII and shall deliver to the Company the documents, certificates, opinions, consents and letters required by
         Article VII.

                  (c) The Company shall deliver to Medical Manager or its assignee such deeds, bills of sale, endorsements, assignments, releases and other instruments, in such form as is reasonably satisfactory to Medical Manager and as shall be sufficient to vest in Medical Manager (or its assignee) good and marketable title to the Purchased Assets.

                  (d) (i) Medical Manager shall pay the cash portion of the Purchase Price to the Company and (ii) upon receipt by Medical Manager of an agreement in respect of the transaction described herein executed by Dalvin O. Schneider in a form acceptable to Medical Manager, Medical Manager shall issue to the Company the shares of Medical Manager Common Stock issuable pursuant to Section 1.4, registered in the name of the Company and shall deliver such shares in the following manner: (a) Medical Manager shall set aside and hold in accordance with Section 8.3 stock certificates representing shares of Medical Manager Common Stock having a value equal to ten (10%) percent of the Purchase Price (the "Held Back Shares"), and (b) Medical Manager shall deliver stock certificates representing the balance of the shares of Medical Manager Common Stock issuable in accordance with Section 1.4 to the Company. The shares of Medical Manager Common Stock issuable pursuant to Section 1.4, including the Held Back Shares, are referred to herein as the "Medical Manager Shares."

                  (e) Medical Manager shall deliver to the Company instruments, in such form as is reasonably satisfactory to the Company and as shall be sufficient to effect the assumption by Medical Manager of the Assumed Liabilities.

                  (f) The Company shall deliver to Medical Manager payoff and estoppel letters in accordance with Section 5.16.




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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF MEDICAL MANAGER

         As a material inducement to the Company and the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Medical Manager makes the following representations and warranties to the Company and the Shareholder:

         2.1 CORPORATE STATUS. Medical Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite power and authority to own or lease its properties and to carry on its business as presently conducted.

         2.2 CORPORATE POWER AND AUTHORITY. Medical Manager has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Medical Manager has taken all corporate action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Medical Manager and constitutes a legal, valid and binding obligation of Medical Manager, enforceable against Medical Manager in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         2.4 MEDICAL MANAGER COMMON STOCK. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Medical Manager Shares to the Company, the Medical Manager Shares will be validly issued, fully paid and non-assessable shares of Medical Manager Common Stock.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SHAREHOLDERS

         As a material inducement to Medical Manager to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, make the following representations and warranties to Medical Manager:

         3.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Company


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is legally qualified to do business as a foreign corporation in each of the jurisdictions where the nature of its properties and the conduct of its business requires such qualification (all of which jurisdictions are set forth in Schedule 3.1), and is in good standing in each of the jurisdictions in which it is so qualified. The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. All names under which the Company does business as of the date hereof are specified on Schedule 3.1. Except as otherwise disclosed in Schedule 3.1, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

         3.2 POWER AND AUTHORITY. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all corporate action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The Shareholder is an individual residing in the State of California and has the requisite competence and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and the Shareholder, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 CAPITALIZATION. Schedule 3.4(a) sets forth, with respect to the Company, (a) the number of authorized shares of each class of its capital stock,
(b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth on Schedule 3.4(b), no preemptive rights, rights of first refusal or similar rights exist with respect to the shares of capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of

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the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         3.5 SHAREHOLDERS, OFFICERS AND DIRECTORS OF THE COMPANY. Schedule 3.5 sets forth, with respect to the Company, (a) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each Shareholder of record as of the close of business on the date of this Agreement; (b) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different); and, (c) the name and title of each officer and director of the Company. The Shareholders constitute all of the holders of all issued and outstanding shares of capital stock of the Company, and each of the Shareholders owns such shares as is set forth on Schedule 3.5, free and clear of all Liens, restrictions and claims of any kind.

         3.6 NO VIOLATION; CONSENTS AND APPROVALS. Except for any approvals or consents required under Material Contracts (as defined in Section 3.25), identified in Schedule 3.25 as requiring the consent of third parties, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by the Company and the Shareholders of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any of the Shareholders,
(c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, (e) give to any individual or entity a right or claim against the Company or the Shareholders or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Medical Manager.

         3.7 RECORDS OF THE COMPANY. The copies of the Articles of Incorporation, Bylaws, and other documents and agreements of the Company which were provided to Medical Manager are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company made available to Medical Manager for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement and all corporate actions taken by the Company have been duly authorized or ratified. Schedule 3.7 lists each account of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

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         3.8 SUBSIDIARIES. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or have any control over, any other corporation, partnership, joint venture or other business entity.

         3.9 FINANCIAL STATEMENTS. The Shareholders have delivered to Medical Manager the financial statements of the Company for the fiscal years ended December 31, 1995, and December 31, 1996 and for the period ending July 31, 1997 (the "Financial Statements"), copies of which are attached as Schedule 3.9 hereto. The balance sheet of the Company dated as of the most recent month-end close prior to the date of this Agreement, included in the Financial Statements, is referred to herein as the "Current Balance Sheet."The Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of the Company fully and fairly reflect all of its transactions, properties, assets and liabilities. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

         3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as set forth on Schedule 3.10, since the date of its Current Balance Sheet, the Company has not (a) issued, sold, pledged, disposed of, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company; (b) declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise of or with respect to its capital stock, or other securities, or reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock, or other securities, except for dividends or distributions paid in the ordinary course of business consistent with past practice; (c) paid any bonus to or increased the rate of compensation of any of its officers, partners, or salaried employees, or amended any other terms of employment or engagement of such persons except for increases in the rate of compensation of salaried employees, which bonuses and increases are in the ordinary course of business and in accordance with past practice; (d) sold, leased or transferred any of its properties or assets or acquired any properties or assets other than in the ordinary course of business consistent with past practice; (e) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (f) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (g) except in the ordinary course of business, incurred any obligations or liabilities (including, without limitation, any indebtedness for borrowed money, issuance of any debt securities, or the assumption, guarantee, or endorsement of the obligations of any Person) or entered into any transaction or series of transactions contemplated hereby; (h) suffered any theft, damage, destruction or casualty loss not covered by insurance in excess of $10,000 in the aggregate, and in excess of $50,000 in the aggregate if covered by insurance; (i)suffered any extraordinary losses (whether or not covered by insurance); (j) waived,


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canceled, compromised or released any rights having a value in excess of
$10,000 in the aggregate; (k) made or adopted any change in its accounting practice or policies; (l) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (m) entered into any transaction with the Shareholders or any Affiliate of the Company or the Shareholders; (n) entered into any employment agreement that is not terminable at Closing without any liability or obligation; (o) terminated, amended or modified any agreement involving an amount in excess of $10,000 in the aggregate; (p) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (q) delayed paying any account payable beyond 45 days following the date on which it is due and payable except to the extent being contested in good faith; (r) made or pledged any charitable contributions in excess of $10,000 in the aggregate; (s) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or made any investment either by purchase of stock or securities, contributions or property transfer of capital other than as permitted or provided in this Agreement; (t) increased or decreased prices charged to customers, except in the ordinary course of business consistent with past practice; or taken any actions which might reasonably result in any material loss of customers; (u) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Company; or (v) agreed to do or authorized any of the foregoing.

         3.11 LIABILITIES OF THE COMPANY. The Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and
(c) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

         3.12 LITIGATION. There is no action, suit or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated against, by or affecting the Company or Shareholders, or the Company's properties or assets, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company.

         3.13 ENVIRONMENTAL MATTERS.


         (a) The Company and the Shareholders are and have at all times been in full compliance with all Environmental Laws (as defined herein)governing the Company and its business, operations, properties and assets.

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                  (b) There are no (and there is no basis for any)
         non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or threatened against or involving the Company, its business, operations, properties, or assets with respect to any environmental laws or licenses, if any, issued to the Company or the Shareholders.


                  (c) "Environmental Laws" means all federal, state, regional or local statutes, laws rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses, and changes thereto or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company or any of its subsidiaries conducts business, whether currently in existence or hereafter enacted, issued or promulgated, any of which govern, or purport to govern, or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste, petroleum or petroleum products or petroleum products or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, ordinances, plans, injunctions, decrees, rulings, licenses and changes thereto, or judicial or administrative interpretations thereof.

         3.14     REAL ESTATE.

                  (a) The Company owns no real property or any interest therein.

                  (b) Schedule 3.14(b) sets forth a list of all leases, licenses or similar agreements ("Leases") to which the Company is a party, which are for the use or occupancy of real estate owned by a third party (copies of which have previously been furnished to Medical Manager), in each case, setting forth (A) the lessor and lessee thereof and the commencement date, term and renewal rights of each of the Leases, and
         (B) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. There is no breach or anticipated breach by any other party to such Leases. With respect to each such Leased Premises: (i) the Company has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat; (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and (iv) neither the Company nor the Shareholders has received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any Governmental Authority.

         3.15     GOOD TITLE TO AND CONDITION OF ASSETS; INVENTORY.

                  (a) The Company has good and marketable title to all of its Assets free and clear of any Liens. For purposes of this Agreement, the term "Assets" means all of the properties and assets of the Company, other than the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

                  (b) The Fixed Assets currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures and other tangible personal property used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company since the date of the Current Balance Sheet.

                  (c) The inventories of the Company are carried on the books of the Company and have been accounted for in accordance with generally accepted accounting principles consistently applied. All such inventories are in good and marketable condition and suitable for sale to the Company's customers in the regular course of business at currently prevailing market prices. None of the inventories is subject to damage of any type that would materially and adversely affect their marketability at currently prevailing market prices.

         3.16 COMPLIANCE WITH LAWS. Each of the Company, the Shareholders and any Affiliate of the Company is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets, the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened. Neither the Company, the Shareholders nor any of their respective employees or agents, has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law. The Company is not subject to any Contract, decree or injunction in which it is a party which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         3.17 LABOR AND EMPLOYMENT MATTERS. Schedule 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There has never been any actual or, to the knowledge of the Company or the Shareholders, threatened, labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has since the date of incorporation of the Company committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of the Company or Shareholders, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company as a result of the transactions contemplated hereby or otherwise. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

         3.18     EMPLOYEE BENEFIT PLANS.

                  (a) EMPLOYEE BENEFIT PLANS. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of the Company, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to Medical Manager).

                  (b) COMPLIANCE WITH LAW. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal

         Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding;
         (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

                  (c) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Medical Manager, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under
         Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet.

                  (d) MULTIEMPLOYER PLANS. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan") (i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) the Company has not incurred, and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii)
         Schedule 3.18 sets forth (A) the withdrawal liability under ERISA to each

         MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

                  (e) WELFARE PLANS. (i) The Company is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment; (ii) the Company has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

                  (f) CONTROLLED GROUP LIABILITY. Neither the Company, nor any entity that would be aggregated with it under Code Section 414(b), (c),
         (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

                  (g) OTHER LIABILITIES. (i) None of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

         3.19 TAX MATTERS. All Tax Returns required to be filed prior to the date hereof with respect to the Company or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to the Company have been paid or are accrued on the Current Balance Sheet or will be accrued on the Company's books and records as of the Closing. Except as set forth in Schedule 3.19 hereto: (i) with respect to each taxable period of the Company, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing, to include any adjustment under
Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any "closing agreement,"as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing; (ix) the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) the Company is not a party to or bound by any tax allocation or tax sharing agreement and has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against the Company for any period for which Tax Returns have been filed; (xii) the Company has not made any payments, and is not nor will it become obligated (under any contract entered into on or before the Closing) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction; (xv) the Company does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for the past three years have been furnished or made available to Medical Manager;
(xvii) the Company will not be subject to any Taxes for the period ending at the Closing for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xviii) no sales or use tax, non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) will be payable by the Company or Medical Manager by virtue of the transactions contemplated in this Agreement; and (xix) the Company has duly and validly filed an election for S corporation status under the Code, and under applicable state and local tax law for all tax years beginning after December 31, 1986, and no such S election has been revoked or terminated and neither the Company nor any of the Shareholders have taken any action which would cause a termination of such S election.

         3.20 INSURANCE. The Company is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. Through the Closing Date, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies. Schedule 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Medical Manager) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $10,000 that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         3.21 RECEIVABLES. All of the Receivables are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of the Company, including, without limitation, all manufacturer's warranty receivables, all trade account receivables arising from the provision of goods and/or services, sale of inventory, notes receivable, and insurance proceeds receivable.

         3.22 LICENSES AND PERMITS. The Company possesses all licenses, approvals, permits or authorizations from governmental authorities (collectively, the "Permits") for its business and operations, including with respect to the operation of each of the Leased Premises, and Schedule 3.22 sets forth a true, complete and accurate list of all such Permits, and all applications for Permits. All such Permits are valid and in full force and effect, the Company is in compliance with the respective requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted. No current supplier to the Company of items material to the conduct of its business has threatened to terminate its business relationship with the Company for any reason. Except for the interest of the Shareholder as a director and shareholder in Medical Manager Corporation, neither the Company nor any of the Shareholders has any direct or indirect interest in any customer, supplier or competitor of the Company, or in any Person from whom or to whom the Company leases real or personal property. No officer, director or shareholder of the Company, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or has any interest in any property used by the Company.

         3.24 INTELLECTUAL PROPERTY. The Company has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business, as set forth on Schedule 3.24 (the "Intellectual Property"). The conduct of the business of the Company as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.25 CONTRACTS. Schedule 3.25 sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which have been provided to Medical Manager, including, without limitation, all franchise, sales and service, dealer and other agreements or undertakings. Schedule 3.25 identifies certain Material Contracts that require the Consents of third parties to the transactions contemplated hereby. The copy of each Material Contract furnished to Medical Manager is a true, correct and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Each Material Contract is in full force and effect and the Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or material modification of any Material Contract, all of the covenants to be performed by any other party thereto have been fully performed, and there are no claims for breach or indemnification or notice of default or termination under any Material Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company or any other party under any Material Contract. The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract. As used in this Section 3.25 "Material

Contracts" shall mean formal or informal, written or oral, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligating to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to provide or obtain products or services; (c) leases of real property; (d) leases of personal property; (e) distribution, sales agency or franchise or similar agreements; (f) agreements providing for an independent contractor's services;
(g) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, employee handbooks, policy statements and any other agreements relating to any employee, officer or director of the Company; (h) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (i) contracts relating to pending capital expenditures by the Company; (j) non-competition agreements restricting the Company or any Shareholder in any manner, (k) any contracts obligating the Company to make payments in excess of $10,000, in the aggregate, over the remaining term of such contract; and (l) all other Contracts or understandings which are material to the Company, or its business, assets or properties, irrespective of subject matter and whether or not in writing.

         3.26 INVESTMENT INTENT; SECURITIES DOCUMENTS. Each of the Shareholders has had the opportunity to discuss the transactions contemplated hereby with Medical Manager and has had the opportunity to obtain such information pertaining to the Medical Manager Companies as has been requested, including but not limited to filings made by Medical Manager with the SEC under the Exchange Act. Each Shareholder acknowledges receiving a prospectus which forms a part of Medical Manager's Registration Statement on Form S-1 (No. 33-25215) and the supplements thereto (the "Prospectus"), prior to the date hereof, in accordance with the requirements of the Securities Act.


         3.27 NO COMMISSIONS. Neither the Company nor any of the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         3.28 NAMES; PRIOR ACQUISITIONS. All names under which the Company does business as of the date hereof are specified on Schedule 3.28. The Company has not changed its name or used any assumed or fictitious name nor been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

         3.29 ACCURACY OF INFORMATION FURNISHED. No representation, statement or information made or provided by the Company and/or the Shareholder contained in this Agreement (including, without limitation, the various Schedules attached hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company has provided Medical Manager with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

         3.30 MEDICAL MANAGER LICENSES. Each and every Medical Manager system sold by the Company has been fully paid for and duly licensed. All software (including the operating system and application software) sold by the Company to end users has been duly licensed by the owner of such software.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. The Company and the Shareholder, jointly and severally, covenant and agree that, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice. The Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Medical Manager:

                  (a) amend or otherwise change its Articles of Incorporation or Bylaws;

                  (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) modify, terminate or enter into any Contract other than in the ordinary course of business, consistent with past practice;

                  (f) increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practice;

                  (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice;

                  (i) increase or decrease prices charged to its customers, except in the ordinary course of business consistent with past practices, or take any other action which might reasonably result in any loss of customers;

                  (j) enter into any transaction with any Shareholder or Affiliates thereof; or

                  (k) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         5.2 COMPLIANCE WITH COVENANTS. The Shareholder shall cause the Company to comply with all of the covenants of the Company under this Agreement.

         5.3 COOPERATION. Each of the parties agrees to cooperate with the others in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

         5.4 OTHER ACTIONS. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby. Each of parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

         5.5 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company and the Shareholder shall, and shall cause its directors, officers, employees, auditors, counsel and agents to, afford Medical Manager and Medical Manager's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by Medical Manager shall affect any representation or warranty in this Agreement.

         5.6 NOTIFICATION OF CERTAIN MATTERS. The Shareholder shall give prompt notice to Medical Manager of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition or agreement contained herein not to be complied with or satisfied (provided that any such disclosure shall not, in any way, be deemed to amend, modify, or in any way effect the representations, warranties and covenants made by any party in or pursuant to this Agreement).

         5.7 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of the other party which it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior consent of the other party hereto; provided, that any information that is otherwise publicly available, or has been obtained from a third party, without breach of this provision, shall not be deemed confidential information. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that Medical Manager may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of Nasdaq (in which case Medical Manager will consult with the Company prior to making such disclosure).

         5.8 NO OTHER DISCUSSIONS. The Company and the Shareholders and their respective Affiliates, employees, agents and representatives will not (a) initiate or encourage the initiation by others of discussions or negotiations with third parties, or respond to solicitations by third persons, relating to any merger, sale or other disposition of any substantial part of the assets, capital stock (or derivatives thereof), business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise), or (b) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Company and the Shareholders will immediately notify Medical Manager if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions and shall provide Medical Manager with the name of such third party and the substance of any communications and terms of any offers.

         5.9 RESTRICTIVE COVENANTS. The Company agrees with Medical Manager that it will not:

                  (a) for a period of one year from the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or lender to, any company or business, engage in any business in direct competition with the business of Medical Manager, as such business now exists or as it may exist at the time of termination, anywhere in the United States; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any other corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

                  (b) for a period of one year from the Closing Date, directly or indirectly (i) induce any Person which is a customer of the Company, Medical Manager or any Affiliate of the Company or Medical Manager to patronize any business directly or indirectly in competition with business conducted by the Company, Medical Manager or any Affiliate of the Company or Medical Manager; (ii) canvass, solicit or accept from any Person which is a customer of the Company, Medical Manager or any Affiliate of the Company or Medical Manager, any such competitive business;

         or (iii) request or advise any Person which is a customer or supplier of the Company, Medical Manager or any Affiliate of the Company or Medical Manager, to withdraw, curtail or cancel any such customer's or supplier's business with the Company, Medical Manager or any Affiliate of the Company or Medical Manager, or its or their successors;

                  (c) for a period of one year from the Closing Date, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company, Medical Manager or any Affiliate of the Company or Medical Manager at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment;

                  (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Company's proprietary rights or records, including, but not limited to, any of its customer lists.

The Company agrees and acknowledges that the restrictions contained in this
Section 5.9 are reasonable in scope and duration and are necessary to protect Medical Manager after the Closing Date. If any provision of this Section 5.9 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section 5.9 will cause irreparable damage to Medical Manager and upon breach of any provision of this Section 5.9, Medical Manager shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which Medical Manager may have (including, without limitation, the right to seek monetary damages).

         5.10 DUE DILIGENCE REVIEW. Medical Manager shall be entitled to conduct prior to Closing a due diligence review of the assets, properties, books and records of the Company.

         5.11 TRADING IN MEDICAL MANAGER COMMON STOCK. Except as otherwise expressly consented to, in writing, by Medical Manager, from the date of this Agreement until the Closing Date, neither the Company, the Shareholders nor any of their Affiliates will directly or indirectly purchase or sell (including short sales) any shares of Medical Manager Common Stock in any transactions effected on Nasdaq or otherwise.

         5.12 DELIVERY OF PROPERTY RECEIVED BY THE COMPANY AFTER CLOSING. From and after the Closing, Medical Manager shall have the right and authority to collect, for the account of

Medical Manager, all receivables and other items which shall be transferred or are intended to be transferred to Medical Manager as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of the Company any checks or drafts received on account of any such receivables or other items of the Purchased Assets. The Company and the Shareholders agree that they will transfer or deliver to Medical Manager, promptly after the receipt thereof, any cash or other property which the Company and the Shareholders receive after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to Medical Manager as part of the Purchased Assets under this Agreement.

         5.13 MEDICAL MANAGER APPOINTED ATTORNEY FOR THE COMPANY. Effective at the Closing Date, the Company hereby constitutes and appoints Medical Manager, and Medical Manager's successors and assigns, its true and lawful attorney, in the name of either Medical Manager or the Company (as Medical Manager shall determine in its sole discretion) but for the benefit and at the expense of Medical Manager (except as otherwise herein provided), (a) to institute and prosecute all proceedings which Medical Manager may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Medical Manager shall deem advisable; and (c) to take all action which Medical Manager may reasonably deem proper in order to provide for Medical Manager the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Medical Manager pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Medical Manager shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         5.14 EXECUTION OF FURTHER DOCUMENTS. From and after the Closing, upon the reasonable request of Medical Manager, the Company and the Shareholder shall execute, acknowledge and deliver all such further deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required or appropriate to convey and transfer to and vest in Medical
Manager and protect its right, title and interest in all of the Purchased Assets and to carry out the transactions contemplated by this Agreement.

         5.15 POST-CLOSING ACTIONS OF THE COMPANY. Following the Closing, the Company shall take no actions, and incur no liabilities, other than in connection with the orderly liquidation of the Company and distribution of the Medical Manager Shares to the Shareholders.

         5.16 SHAREHOLDER AND DIRECTOR VOTE. The Shareholder, in executing this Agreement, consents as a director and/or shareholder (as applicable) of the Company to the transactions contemplated herein, and waives notice of any meeting in connection therewith.

                                   ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF MEDICAL MANAGER

         The obligations of Medical Manager to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Medical Manager:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Company and the Shareholder contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement, and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and each of the Shareholders shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and the Shareholder shall have delivered to Medical Manager a certificate, dated as of the Closing Date, (which in case of the Company shall be duly signed by its Chief Executive Officer and Chief Financial Officer) certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (a) there shall have been no Material Adverse Change to the Company, (b) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company and (c) none of the Purchased Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and the Company and the Shareholder shall have delivered to Medical Manager a certificate, dated as of the Closing Date, to that effect.

         6.3 CORPORATE CERTIFICATE. The Company shall have delivered to Medical Manager (i) copies of the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors and Shareholders of the Company authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of the Company issued by the Department of State of Illinois and each other state in which it is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary of the Company as being true, correct and complete.

         6.4 OPINION OF COUNSEL. Medical Manager shall have received an opinion, dated as of the Closing Date, from counsel for the Company and the Shareholder acceptable to Medical Manager, in form and substance acceptable to Medical Manager, to the effect that:

                  (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

                  (b) the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or held under lease or the nature of its activities make such qualification necessary;

                  (c) the Company has obtained all necessary authorizations and consents of its Board of Directors and Shareholders to effect the transactions contemplated hereby;

                  (d) all issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable;

                  (e) such counsel does not know of any litigation, proceeding or investigation pending or threatened which could reasonably be expected to have Material Adverse Effect on the Company, or which questions the validity of this Agreement;

                  (f) such counsel does not know of any event that has occurred or state of facts that exists which would constitute a breach of any of the representations and warranties made by the Company and the Shareholder pursuant to Article III of this Agreement;

                  (g) this Agreement is a valid and binding obligation of the Company and the Shareholder, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles; and

                  (h) to the knowledge of such counsel, the execution and delivery of this Agreement by the Company and the Shareholder, the performance by the Company and the Shareholder of their obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholders, (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of the Company, (e) give to any individual or entity a right or claim against the Company or the Shareholders or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Medical Manager.

         6.5 CONSENTS. The Company and Medical Manager shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of the Company from any Person from whom such consent or waiver is required under any Material Contract.

         6.6 SECURITIES LAWS. Medical Manager shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of the Medical Manager Shares in connection with the transactions contemplated hereby.

         6.7 RELEASES. At the Closing, the Company and the Shareholder, and such of their Affiliates as may be designated by Medical Manager, shall deliver to Medical Manager a release (collectively, the "Releases") in such form as is satisfactory to Medical Manager, releasing all claims of any nature against Medical Manager including, without limitation, any claims arising out of the transactions contemplated by this Agreement, except for claims and obligations set forth in the express terms of this Agreement.

         6.8 STOCK POWERS. At the Closing, the Company shall have delivered to Medical Manager, for use in connection with the Held Back Shares, ten stock powers executed in blank, with signatures medallion guaranteed.

         6.9 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the sole judgment of Medical Manager, makes it inadvisable to proceed with the transactions contemplated hereby.

         6.10 BOARD APPROVAL. The Board of Directors of Medical Manager shall have authorized and approved this Agreement, and transactions contemplated hereby.

         6.11 DUE DILIGENCE REVIEW. Medical Manager shall be satisfied with the results of its due diligence review pursuant to Section 5.10 including but not limited to the review and acceptance of all items in the schedules to be attached, pursuant to the terms hereof.

                                   ARTICLE VII

                        CONDITIONS TO THE OBLIGATIONS OF
                          THE SHAREHOLDERS AND COMPANY

         The obligations of the Shareholder and the Company to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Shareholder and the Company:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Medical Manager contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (a) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Medical Manager shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Medical Manager shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 MEDICAL MANAGER SHARES AND CASH CONSIDERATION. At the Closing, (i) Medical Manager shall have issued all of the Medical Manager Shares and shall have delivered to the Company (a) certificates representing the Medical Manager Shares issued to them hereunder, other than the Held Back Shares, and (b) copies of certificates representing the Held Back Shares issued to the Company and (ii) Medical Manager shall have delivered the cash portion of the Purchase Price to the Company.

         7.3 NO ORDER OR INJUNCTION. There shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 AGREEMENT BY THE COMPANY AND THE SHAREHOLDER FOR INDEMNIFICATION. The Company and the Shareholder jointly and severally agree to indemnify and hold Medical Manager and its stockholders, directors, officers, employees, attorneys and Affiliates harmless from and against, and, at Medical Manager's election, in its sole discretion, Medical Manager shall be entitled to recover by set off against the Held Back Shares in accordance with Section 8.3, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by Medical Manager arising out of or resulting from (i) any breach of a representation or warranty made by the Company or the

Shareholder in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company or the Shareholder in or pursuant to this Agreement or (iii) any inaccuracy in any certificate, instrument or other document delivered by the Company or the Shareholder as required by this Agreement and (iv) any transfer taxes that may be due and owing to any Governmental Authority (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Medical Manager shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Shareholder hereunder been true and correct and had the agreements of the Company and the Shareholder hereunder been performed in full. Notwithstanding anything to the contrary contained herein, Indemnifiable Damages shall not exceed the Purchase Price.

         8.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Company and the Shareholder in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date. No claim for the recovery of Indemnifiable Damages may be asserted by any party after such representations and warranties shall thus expire; provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Each of the representations and warranties of Medical Manager shall expire on the Closing Date.

         8.3 SECURITY FOR INDEMNIFICATION OBLIGATION. As security for the indemnification obligations contained in this Article VIII, at the Closing, Medical Manager shall set aside and hold, and the Company and the Shareholder hereby grant a security interest in the shares represented by, the certificates representing the Held Back Shares issued pursuant to this Agreement. Medical Manager may set off against the Held Back Shares any loss, damage, cost or expense for which the Company or the Shareholder may be responsible pursuant to this Agreement (including without limitation, any Indemnifiable Damages) whether or not indemnified pursuant to this Article VIII, subject, however, to the following terms and conditions:

                  (a) Medical Manager shall give written notice to the Company of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which Medical Manager claims to have sustained by reason thereof, and (ii) the basis of such claim;

                  (b) Such set off shall be effected on the later to occur on the expiration of 10 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

                  (c) After any restrictions on sale imposed under the Securities Act or otherwise are terminated, the Company may, not more than once during any calendar year, instruct Medical Manager to sell some or all of the Held Back Shares and the net proceeds thereof shall be substituted for such Held Back Shares in any set off to be made by Medical Manager pursuant to any claim hereunder subject to continued compliance with any applicable SEC and other regulations; and

                  (d) For purposes of any set off against the Held Back Shares pursuant to this Article VIII, the shares of Medical Manager Common Stock not sold as provided in clause (c) of this Section shall be valued at the Average Closing Sale Price.

         8.4 VOTING OF AND DIVIDENDS ON THE HELD BACK SHARES. Except with respect to shares transferred pursuant to the foregoing right of set off (and in the case of such shares, until the same are transferred), all Held Back Shares shall be deemed to be owned by the Company and the Company shall be entitled to vote the Held Back Shares; provided, however, that, there shall also be deposited with Medical Manager subject to the terms of this Article VIII, all shares of Medical Manager Common Stock issued to the Company as a result of any stock dividend or stock split and all cash issuable to the Company as a result of any cash dividend, with respect to the Held Back Shares. All stock and cash issued or paid upon Held Back Shares shall be distributed to the person or entity entitled to receive such Held Back Shares together with such Held Back Shares.

         8.5 DELIVERY OF HELD BACK SHARES. Medical Manager agrees to deliver to the Company no later than one year after the Closing Date any Held Back Shares then held by it (or proceeds from the Held Back Shares) unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Held Back Shares remaining on deposit (or proceeds from the sale of Held Back Shares) after such claim shall have been satisfied shall be returned to the Company promptly after the time of satisfaction.

         8.6 ADJUSTMENT TO PURCHASE PRICE. All payments for Indemnifiable Damages made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price.

         8.7 NO BAR. If the Held Back Shares are insufficient to set off any claim for Indemnifiable Damages made hereunder (or have been delivered to the Company prior to the making or resolution of such claim), then Medical Manager may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

         8.8 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude Medical Manager from asserting any other right, or seeking any other remedies against the Shareholders or the Company.

                                   ARTICLE IX

                             SECURITIES LAW MATTERS

         The parties agree as follows with respect to the sale or other disposition of the Medical Manager Shares following the Closing:

         9.1      DISPOSITION OF SHARES.

                  (a) The Shareholder represents and warrants that the shares of Medical Manager Common Stock being acquired by him (upon distribution from the Company) hereunder are being acquired and will be acquired for his own account and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, (ii) in accordance with Rule 145(d) under the Securities Act, or (iii) an effective registration statement filed by Medical Manager with the SEC under the Securities Act. To the extent Medical Manager or the Shareholder complies with the provisions of Rule 145(d) under the Securities Act in effecting sales of the Medical Manager Shares, Medical Manager agrees to provide its transfer agent with appropriate instructions and/or opinions of counsel in order for them to sell, transfer and/or dispose of the Medical Manager Shares in accordance with Rule 145(d).

         9.2 LEGEND. The certificates representing the Medical Manager Shares shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, (B) IN ACCORDANCE WITH RULE 145(D) UNDER THE ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN TRANSFER RESTRICTIONS CONTAINED IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED SEPTEMBER 10, 1997 BY AND AMONG MEDICAL MANAGER MIDWEST, INC., PROFESSIONAL MANAGEMENT SYSTEMS, INC. AND RICHARD MEHRLICH.

Medical Manager may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

         9.3 LOCK-UP AGREEMENT. Until December 1, 1997, the Company, and the Shareholders agree not to, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any Medical Manager Common Stock or any securities convertible into or exercisable or exchangeable for such Medical Manager Common Stock or in any manner transfer all or a portion of the economic rights or benefits associated with the ownership of Medical Manager Corporation without the prior written consent of Medical Manager Corporation. Notwithstanding the foregoing, during such period the shares of Medical Manager Common Stock may be pledged as security for the obligation of the holder thereof; provided that the pledgees shall agree in writing to be bound by the terms and conditions of the preceding sentence. The Company and the Shareholder agree that Medical Manager Corporation may, with respect to any shares of Medical Manager Common Stock for which the Company or the Shareholders are the record holder, cause the transfer agent for Medical Manager Corporation to note stop transfer instructions with respect to such Shareholder's shares of Medical Manager Common Stock on the transfer books and records of Medical Manager Corporation.


                                    ARTICLE X

                                   DEFINITIONS

         10.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the

Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)"means a change (or effect), in the condition (financial or otherwise), properties, assets, prospects, liabilities, rights, obligations, operations, or business which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, or business.

         "Person" means an individual, partnership, corporation, business trust, joint stock Company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Tax.

         "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, payroll, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         10.2     OTHER DEFINITIONAL PROVISIONS.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by Medical Manager in the event of a material breach by the Company or the Shareholder of any provision of this Agreement; or

                  (c) by the Company in the event of a material breach by Medical Manager of any provision of this Agreement; or

                  (d) by either Medical Manager or the Company, if the Closing shall not have occurred by October 31, 1997.

         11.2 EFFECT OF TERMINATION. Except for the provisions of Article VIII hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and of no further force and effect, and the parties shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                  (a)      if to Medical Manager to:

                           Franklyn M. Krieger, Associate General Counsel Medical Manager Corporation
                           3001 N Rocky Point Drive East, Suite 100
                           Tampa, Florida  33607
                           Facsimile Number (813) 289-6420
                           with a copy to:

                           Akerman, Senterfitt & Eidson, PA
                           One Southeast Third Avenue, 28th Floor
                           Miami, Florida  33131
                           Attn: Paul B. Kaplan, Esquire
                           Facsimile Number (305) 374-5095

                  (b)      if to the Company to:

                           ----------------------
                           248 West River Drive
                           Timbers Professional Cntr.
                           St. Charles, Illinois  60174
                           Facsimile Number (630) 377-9294

                           with a copy to:

                           Ms. Amy Gilson

                           -------------------------
                           -------------------------
                           -------------------------
                           Attn:
                                --------------------
                           Facsimile Number:
                                            --------

         12.2 ENTIRE AGREEMENT. This Agreement (including the Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Schedules constitute a part hereof as though set forth in full above.

         12.3 EXPENSES; SALES TAX. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The parties agree that at Closing the Company shall pay all sales, transfer or similar taxes required to be paid by reason of the sale by the Company to Medical Manager of the Purchased Assets pursuant to this Agreement.

         12.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         12.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by the Company without the prior written consent of Medical Manager. Medical Manager may assign all or any portion of its rights hereunder to one or more of its wholly owned subsidiaries.

         12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         12.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include,""includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."Time shall be of the essence in this Agreement.

         12.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

         12.9     JURISDICTION.

                  (a) Any suit, action or proceeding against the Company or the Shareholders arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof may be brought in the courts of Hillsborough County, Florida, or in the U.S. District Court for the Middle District of Florida, as Medical Manager (in its sole discretion) may elect, and the Company and the Shareholder hereby irrevocably accept and consent to the nonexclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

                  (b) In addition, each of the Company and the Shareholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Hillsborough County, Florida, or the U.S. District Court for the Middle District of Florida, as selected by Medical Manager, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Hillsborough County, Florida, or in such District Court has been brought in an inconvenient forum.

         12.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       MEDICAL MANAGER MIDWEST, INC., an
                                       Indiana corporation


                                       By: /s/ Franklyn Krieger
                                          --------------------------------------
                                           Name: Franklyn Krieger
                                               ---------------------------------
                                           Title:  Secretary
                                                 -------------------------------


                                       PROFESSIONAL MANAGEMENT SYSTEMS,
                                       INC., an Illinois corporation


                                       By: /s/ John Zink
                                          --------------------------------------
                                          Name: John Zink
                                               ---------------------------------
                                          Title: President
                                                --------------------------------


                                         /s/ Richard Mehrlich
                                       -----------------------------------------
                                       RICHARD MEHRLICH, individually